EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. INCREASES THIRD QUARTER SAME-STORE SALES AND DILUTED EARNINGS PER SHARE GROWTH
ESTIMATES AND ANNOUNCES THE COMPANY DOES NOT ANTICIPATE
CONSOLIDATING ITS FRANCHISE PARTNERSHIP SYSTEM

MARYVILLE, TN –February 25, 2004 – Ruby Tuesday, Inc. today announced that, based on very positive sales momentum throughout the quarter, third quarter same-store sales growth at Company-owned Ruby Tuesday restaurants, previously estimated to be approximately 2.0%, is now anticipated to be approximately 3.5%. The Company anticipates same-store sales growth at its franchise partnership restaurants will be in excess of the growth at Company-owned restaurants for the quarter. Based on the increased expectation for same-store sales, diluted earnings per share growth for the third quarter is estimated to be 17.5% up to 20.0%.

Additionally, the Company announced that its internal analysis, which was based on current information available and reviewed by its outside auditors, and assumed that no material change to that information would occur by fiscal year end, shows that the Company’s adoption of FIN 46R, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51", is not expected to result in consolidation of any of the Company’s franchise partnerships.

The Company will be presenting at 1:30 p.m. today at the Bear Stearns Retail, Restaurants and Apparel Conference in New York City, NY. Investors interested in listening to the presentation are invited to do so via the Company’s website at www.rubytuesday.com. The live webcast will also be available over the internet at the following address: http://customer.nvglb.com/BEAR002/022404a_cy/default.asp?entity=rubytuesday.

For more information, contact:	Phone: 865-379-5700
Price Cooper

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements” which represent the Company’s expectations or beliefs concerning future events, including the following: future financial performance and unit growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, and payment of dividends. The Company cautions that a number of important factors could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: consumer spending trends and habits; mall-traffic trends; increased competition in the casual dining restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; consumers’ acceptance of the Company’s development prototypes; laws and regulations affecting labor and employee benefit costs; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability of capital; impact of adoption of new accounting standards; and general economic conditions.